UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2015

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-184476

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On March 19, 2015, Resource Real Estate Opportunity REIT II, Inc. (the “Company”), through RRE Opportunity OP II, LP, the Company’s operating partnership, entered into an agreement to purchase a multifamily community located in Atlanta, Georgia (the “Atlanta Property”) from an unaffiliated seller, SG Uptown Buckhead–Atlanta, LLC, a Georgia limited liability company. The Atlanta Property is a multifamily community with 216 units located on an approximately 5.3-acre site with amenities, including but not limited to a clubhouse, fitness center and pool. The contract purchase price for the Atlanta Property is $32.5 million, excluding closing costs.

On March 24, 2015, the Company made an earnest money deposit of $500,000. The Company will be obligated to purchase the Atlanta Property only after satisfaction of agreed upon closing conditions. The Company intends to fund the purchase of the Atlanta Property with proceeds from its ongoing initial public offering. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $500,000 of earnest money.

Amendment of Advisory Agreement

On March 24, 2015, the Company amended its advisory agreement with Resource Real Estate Opportunity Advisor II, LLC (the “Advisor”) to provide that the portion of the monthly asset management fee payable to the Advisor for any investment acquired or disposed of in a given month shall be prorated by using a numerator equal to the number of days such investment is owned during the month (including the full day of closing for investments acquired), divided by a denominator equal to the total number of days in such month. The amendment also provides that the asset management fee for each month shall be due and payable to the Advisor on or about the last day of such month.

Item 8.01.	Other Events

Cash Distributions

On March 24, 2015, the Company’s board of directors authorized cash distributions to the stockholders of record at the close of business each day in the period commencing March 31, 2015 through and including June 29, 2015. The distributions will equal a daily amount of $0.00164384 per share of common stock. The Company expects to pay these distributions on April 30, 2015, May 29, 2015 and June 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: March 25, 2015	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)